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Exhibit 4.4

AMENDMENT LETTER

To:
The Financial Institutions set pit in Schedule I

CC:
Credit Suisse First Boston (the Facility Agent)

1 November 2004

Dear Sirs

        We refer to the US$1,000,000,000 multi-currency revolving credit agreement dated 17 November 2003 as amended on 10 December 2003 between, amongst others, yourselves and ourselves (the Agreement).

Background

        Since our successful restructuring in late 2003, we have continued to make good progress in our core business areas of power and automation technologies resulting in an improved credit profile for the company- We are grateful for your continued support.

Proposed Amendments

        In view of the above, we now wish to propose certain amendments to the Agreement pursuant to Clause 35 (Amendments and Waivers). The effect of these amendments will be:

  •
  to reduce the commitment fee from the current level to the lower of 40 per cent of the Margin from time to time and 0.50 per cent per annum (Clause 12.1 (a));

  •
  to remove the obligation on us to provide a Liquidity Plan (Clause 20.4); and

  •
  to remove any restrictions on OUT ability to prepay, purchase or redeem any bonds or other capital market instruments (Clause 22.9).

        These amendments and certain consequential amendments (together the Amendments) are set out in Schedule 2 to this letter. We also attach as Schedule 3, for ease of reference, blacklined extracts from the Agreement showing the Amendments-

        Under Clause 35 (Amendments and Waivers) of the Agreement, the proposed amendments will require the consent of all Lenders (as defined in the Agreement).

Amendment Fee and Execution Process

        We are proposing to pay an amendment fee of 5 basis points (the Amendment Fee) to each Lender on its participation under the Agreement on the Effective Date (as defined below).

        In order to approve the Amendments, please sign and return to us and to the Facility Agent the enclosed copies of this letter on or before 15 November 2004. The Amendments will be effective on 19 November 2004 (the Effective Date), if approved by all of the Lenders (as defined in the Agreement) prior to that date. We will notify you promptly after the Effective Date whether or not we have received consent.

        We execute this letter on behalf of ourselves and as agent on behalf of the other Obligors.

        Should you have any questions, please contact either Urs Arnold (Phone: +41-43-3l7 6380) or Alex Hall (Phone: +41-43-317 3572) or the Facility Agent, CSFB (Thomas Muoio, Phone: +44-20-7888 2128; Marc Pereira-Mendoza, Phone: +44-20-7888 7764).

        Please fax your completed consent to ABB (Fax: +41-43-317 3929) and to the attention of Paul Ronchi at CSFB (Fax: +44-20-7888 8398).

        For your information towards the end of this week you will also receive the quarterly covenant compliance information package for the existing Credit Facility,

Yours faithfully

/s/ Dr. Alfred Storck Dr. Alfred Storck Authorized signatory for	/s/ Urs Arnold Urs Arnold Authorized signatory for

ABB LTD

As Obligors' Agent for and
on behalf of itself and the Obligors

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

By:
/s/ Banco Bilbao Vizcaya Argentaria
[INSERT NAME OF LENDER]

/s/ Christopher Metherell Christopher Metherell Global Relationship Manager	/s/ George Silva-Rozzi George Silva-Rozzi Global Relationship Manager

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

/s/ Roger Cosly [INSERT NAME OF LENDER]
Barclays Bank PLC

Amendment Fee and Execution Process

        We are proposing to pay an amendment fee of 5 basis points (the Amendment Fee) to each Lender on its participation under the Agreement on the Effective Date (as defined below).

        In order to approve the Amendments, please sign and return to us and to the Facility Agent the enclosed copies of this letter on or before 15 November 2004. The Amendments will be effective on 19 November 2004 (the Effective Date), if approved by all of the Lenders (as defined in the Agreement) prior to that date. We will notify you promptly after the Effective Date whether or not we have received consent.

        We execute this letter on behalf of ourselves and as agent on behalf of the other Obligors.

        Should you have any questions, please contact either Urs Arnold (Phone: +41-43-317 6380) or Alex Hall (Phone; +41-43-317 3572) or the Facility Agent, CSFB (Thomas Muoio, Phone: +44-20-7888 2128; Marc Pereira-Mendoza, Phone: +44-20-7888 7764).

        Please fax your completed consent to ABB (Fax: +41-43-317 39290 and to the attention of Paul Ronehi at CSFB (Fax: +44-20-7888-8398).

        For your information towards the end of this week you will also receive the quarterly covenant compliance information package for the existing Credit Facility.

Yours faithfully

/s/ Dr. Alfred Storck Dr. Alfred Storck Authorized signatory for	/s/ Urs Arnold Urs Arnold Authorized signatory for

ABB LTD

We agree to the Amendments outlined above.

Bayerische Hypo-und Vereinsbank AG

/s/ Harold Stegmaier Harold Stegmaier Senior Vice President	/s/ Thomas Pentenrieder Thomas Pentenrieder Vice President

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

By:	/s/ BNP PARIBAS SA
[INSERT NAME OF LENDER]

/s/ Bummound Heurdier Bummound Heurdier	/s/ Lionel Bordonier Lionel Bordonier

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

By:	IXIS CORPORATE AND INVESTMENT BANK
[INSERT NAME OF LENDER]

/s/ Henri Malick Henri Malick Managing Director for Financing Activities

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

By:	Citibank, N.A. 4 Nov. 2004
[INSERT NAME OF LENDER]

/s/ Timo Vatto Timo Vatto Managing Director

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

By:	COMMERZBANK 12 Nov. 2004
[INSERT NAME OF LENDER]

/s/ Wohwen Czaja Wohwen Czaja

To:	ABB Ltd. Attn. Urs Arnold/Alex Hall Fax: +41-43 317 3929
Cc:	Credit Suisse First Boston (the Facility Agent) Attn. Paul Ronchi Fax: +44-207-888-8398
Date:	3 November 2004

Re: ABB Ltd.—USD 1,000,000,000 Multi-Currency Revolving Credit Agreement

        We refer to the Amendment Letter dated 1 November 2004 and are pleased to confirm that we agree to the Amendments outlined therein.

CREDIT SUISSE FIRST BOSTON
/s/ Christopher Roder Christopher Roder	/s/ Clems Kramer Clems Kramer

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

By: Deutsche Bank Luxembourg S.A. [INSERT NAME OF LENDER]
/s/ A. Schneider A. Schneider	/s/ N. Hibberd N. Hibberd

Fax +41 43 317 3929

CSFB
Paul Ronchi
Fax +44 20 7888 8398

Our ref.	Your ref.	Date Oslo, November 9th 2004

AMENDMENT LETTER

        We agree to the Amendments outlined above.

Yours faithfully
on behalf of DnB NOR Bank ASA

/s/ J. Morten Kreutz J. Morten Kreutz Senior Vice President	/s/ Kristi Birkeland Kristi Birkeland Vice President

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

By: Dresdner Bank Luxembourg S.A. [INSERT NAME OF LENDER]
/s/ C. Kogge C. Kogge Sous-Directeur	/s/ J. Schirra J. Schirra Fondé de Pouvoirs Principal

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

By: HSBC BANK PLC [INSERT NAME OF LENDER]
/s/ Per Orov Synneman Per Orov Synneman

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

By: POUR ING [INSERT NAME OF LENDER]
/s/ Nick Smit Nick Smit Attaché à la Direction	/s/ Yves Adler Yves Adler Director Adjoint

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

By: KBC Bank [INSERT NAME OF LENDER]
/s/ Herlinda Wouters Herlinda Wouters Global Relationship Manager Multinationals KBC Bank NV	/s/ Guy Snoeks Guy Snoeks General Manager IBB

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

By: [INSERT NAME OF LENDER]

Nordea Bank AB (publ)
(a company which by a merger completed and registered on 1 March 2004 has acquired and taken over all assets and rights of Nordea Bank Sweden AB (publ) and assumed all the liabilities and obligations of Nordea Bank Sweden AB (publ))

/s/ Arne Ljung Arne Ljung	/s/ Cecilia Murray Cecilia Murray

Agency Operations Unit
Samba Financial Group
P.O. Box 839
Riyadh 11421
kingdom of Saudi Arabia
Tol. +968-1-211 7421/7456
Fax +965-1-1211 7488
Telex: 400135 AM8A SJ

9th November 2004	Total No. of pages including this page—1
To: ABB Ltd., Zurich	Fax +41 43 317 3929
Attn: Alfred Stock/Urs Arnold
cc: Credit Suisse First Boston, London	Fax +44-20—7888 8398
Attn: Paul Ronchi
cc: Hasan Ali/Khalid Al-Gwaiz (in-house)
Re:
ABB Ltd $1.0 Billion Multi-currency Revolving Credit Agreement dated 17/11/03 (the "Agreement")

Dear Sirs,

        We refer to your letter dated 1st November 2004 requesting the lenders' approval to amend certain provision of the Agreement and, in response, are pleased to advise you of Samba Financial Group's approval to the Amendments proposed, specifically the:

  1.
  reduction of commitment fee to the lower of 40 percent of the Margin from time to time and 0.50 percent per annum (Cl. 12.1(a));

  2.
  termination of ABB Ltd.'s undertaking to provide a Liquidity Plan (Cl. 20.4); and

  3.
  deletion of any restriction on ABB Ltd.'s ability to prepay, purchase or redeem any bonds or other capital market instruments (Cl. 22.9).

provided other terms of the Agreement not affecting any of these amendments shall remain in full force and effect.

        As requested we attach the form for acknowledging our agreement duly signed by our authorized officers.

Yours faithfully,
Samba Financial Group By:
/s/ Hortendio Taeza Hortendio Taeza Assistant General manager Head of Agency Operation Unit	/s/ Hasan Ali Hasan Ali RM EXT 7536

Form of acknowledgement of the amendment letter

We agree to the Amendments outlined above.

/s/ Ulla S. Nilsson Ulla S. Nilsson Skandinaviska Enskilda Banken AB (Publ)	/s/ Martin Lindeberg Martin Lindeberg

Svenska Handelsbanken
Division Handelsbanken Markets

ABB
Attn: Urs Arnold
Fax No. +41 43 317 3929
Date: November 10, 2004

CSFB
Attn: Paul Ronchi
Fax No. +44 20 7888 8398
Date November 10, 2004

Dear Sirs,

Re: ABB Ltd USD 1,000,000,000 multi-currency revolving credit agreement dated 17 November 2003 as amended on 10 December 2003.

We hereby agree to the Amendments outlined in your letter dated 1 November 2004

Yours faithfully
/s/ Anders Almberg Anders Almberg For and on behalf of Svenska Handelsbanken AB (publ)	/s/ Mona Jöhnk Mona Jöhnk

SCHEDULE 1

FINANCIAL INSTITUTIONS

Barclays Bank plc
Bayerische Hypo- und Vereinsbank AG
BNP Paribas SA
Citibank, N.A.
Commerzbank Aktiengesellschaft
Credit Suisse First Boston
Deutsche Bank Luxembourg S.A.
Dresdner Bank Luxembourg S.A.
HSBC Bank Plc
Nordea Bank Sweden AB (Publ)
Skandinaviska Enskilda Banken AB (Publ)
Svenska Handelsbanken AB (Publ)
Banco Bilbao Vizcaya Argentaria S.A.
CDC IXIS
Den Norske Bank ASA
ING Belgium NV
KBC Bank NV
Saudi American Bank

SCHEDULE 2

AMENDMENTS TO THE $1,000,000,000 MULTI-CURRENCY REVOLVING
CREDIT AGREEMENT

1.     Commitment Fee (Clause 12)

Paragraph (s) of Clause 12.1 will be amended to read as follows:

  "(a) ABB shall pay to the Facility Agent (for the account of each Lender) a commitment fee in the Base Currency computed al the rate of the lower of 40 per cent. of the Margin from time to time and 0.50 per cent. per annum on that Lender's Available Commitment for the Availability Period."

2.     Provision of Liquidity Plan (Clause 20)

(a)
Principal amendment

  "ABB shall supply to the Facility Agent (in sufficient copies for all the Lenders), on or prior to 1 December of each financial year ending after 31 December 2003 an updated Business Plan (in respect of financial years ending in 2005 and 2006 for the Business Plan delivered on or prior to 1 December 2004 and in respect of the financial year ending in 2006 for the Business Plan delivered on or prior to 1 December 2005)."

(b)
Consequential amendments:

(i)
The reference to Clause 20.4 in the definition of "Business Plan" will be amended to read "Clause 20.4 (Business Plan)".

(ii)
The definition of "Liquidity Plan" will be deleted.

(iii)
The heading of Clause 19.11 will be amended to read "Financial Statements" and paragraph (f) of this Clause will be deleted.

(iv)
Paragraph (b) of Clause 19.19 (Repetition) will be deleted and paragraph (c) will be amended to read:

    "(b)  [Intentionally deleted.]

    (c)  The representation and warranty in paragraph (b) of Clause 19.10 (No misleading information) is deemed to be made by ABB on the day each Business Plan is delivered to the Facility Agent pursuant to Clause 20.4 (Business Plan)."

  (v)
  Paragraph (a)(ii) of Clause 20.3 and the word "; and" at the end of paragraph (a)(i) will be deleted, Paragraph (a)(i) will be renumbered accordingly.

  (vi)
  The definition of "Net Debt" in Clause 21.1 will be amended to read as follows:

    "Net Debt means Total Gross Debt less cash available in group treasury operations."

  (vii)
  The definition of "Total Gross Debt" in Clause 21.1 will be amended by the deletion of the words commencing in line 3 ", as reported in the latest available Liquidity Plan,"

  (viii)
  Paragraph (b) (iii) of Schedule 11 (Form of Covenant Compliance Certificate) win be amended to read as follows:

    "(iii) Cash available in group treasury operations was [    •    ]."

3.     Prepayment of Group Facilities (Clause 22.9)

The text of Clause 22.9 will be deleted and will be replaced by the words "[Intentionally deleted.]"

SCHEDULE 3

EXTRACTS FROM THE AGREEMENT

11.3 Alternative basis of interest or funding

  (a)
  If a Market Disruption Event occurs and the Facility Agent or ABB so requires, the Facility Agent and ABB shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a Substitute basis for determining the rate of interest.

  (b)
  My alternative basis agreed pursuant to paragraph (a) above shall, with the prior Consent of the Majority Lenders and ABB, be binding on all Parties.

11.4 Break Costs

  (a)
  The relevant Borrower shall, within three Business Days of demand by a finance Party, pay to that Finance Party its Break Costs attributable to all or any part of an Advance or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

  (b)
  Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide to ABB and the relevant Borrower a certificate (which shall constitute prima facie non-binding evidence of the matters to which it refers) addressed to the Facility Agent, ABB and the relevant Borrower confirming the amount of its Break Costs for any Interest Period in which they accrue and setting out the manner of computing such Break Costs.

12.   FEES

12.1 Commitment Fee

  (a)
  ABB shall pay to the Facility Agent (for the account of each Lender) a commitment fee in the Base currency computed at the rate of the lower of 40 per cent. of the Margin from time to time and 0.50 per cent. per annum.

  (b)
  The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

12.2 Utilisation Fee

  (a)
  ABB shall pay to the Facility Agent (for the account of the Lenders pro rata to their portion of Total Outstandings) a utilisation fee in respect of the Total Outstandings calculated using the rate per annum computed in accordance with the table set out in Schedule 4 (The Margin and Utilisation Fee) provided that:

  (i)
  on any day that ABB has Credit Ratings from S&P and Moody's which are divergent from each other, the applicable rate per annum for such day shall be the average of the rates applicable to the two Credit Ratings;

  (b)
  Each Covenant Compliance Certificate shall be signed by two officers of ABB without personal liability.

20.4 Business Plan

    ABB shall supply to the Facility Agent (in sufficient copies for all the Lenders), on or prior to 1 December of each financial year ending after 31 December 2003 an updated Business Plan (in respect of financial years ending in 2005 and 2006 for the Business Plan delivered on or prior to 1 December 2004 and in respect of the financial year ending in 2006 for the Business Plan delivered on or prior to 1 December 2005)

20.5 Information: miscellaneous

        ABB shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

  (a)
  all documents dispatched by it to its shareholders (or any class of them) Of its creditors generally at the same time as they are dispatched;

  (b)
  promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or Environmental Claim which are current, threatened or pending against one or more Group Companies and which could reasonably be expected to have a Material Adverse Effect;

  (c)
  promptly, such further information regarding the financial condition, business and operations of any Group Company as any Finance Party (acting through the Facility Agent) may reasonably request; and

  (d)
  promptly upon becoming aware of a material development, details of the progress of the Combustion Engineering Inc Chapter XI filing and any change in the structure of the Group that is material to the interests of the Lenders.

20.6 Notification of default

  (a)
  ABB and each Obligor snail notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

  (b)
  If any Lender considers in good faith that a Default is continuing, promptly upon a request by the Facility Agent, ABB shall supply to the Facility Agent a certificate signed by two of its authorized signatories (without personal liability) on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

        "Base Currency" means Dollars.

        "Base Currency Amount" means, in relation to an Advance, the amount specified in the Utilisation Request delivered by the relevant Borrower for that Advance (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent's Spot Rate of Exchange on the date which is 3 Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Advance.

        "Borrowers" means each Original Borrower and each Additional Borrower, provided that it has not been released from its rights and obligations under this Agreement in accordance with Clause 25.3 (Resignation of Borrower),

        "Break Costs" means the amount (if any) by which;

  (a)
  the interest (excluding the Margin), which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance: or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

        exceeds:

  (b)
  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

        "Business Day" means:

  (a)
  in relation to any Advance, a day (other than a Saturday or Sunday) on which banks are open for general business in London, and:

  (i)
  (in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

  (ii)
  (in relation to any date for payment or purchase of Euro) any TARGET Day; and

  (b)
  for all other purposes, a day (other than a Saturday or Sunday) on which banks are open for general business in London.

        "Business Plan" means the 3 year business plan (consisting of an income statement and balance sheet of the Group) dated 7 October 2003 prepared by ABB and as updated in accordance with Clause 20.4 (Business Plan)

        "Lender" means;

  (a)
  any Original Lender; and

  (b)
  any bank which has become a Party as a Lender in accordance with Clause 24 (Changes to the Lenders),

        which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

        "LIBOR" means, in relation to any Advance:

  (a)
  the applicable Screen Rate; or

  (b)
  (if no Screen Rate is available for the currency or period of that Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Advance and for a period comparable to the Interest Period for that Advance.

        "Majority Lenders" means a Lender or Lenders whose Commitments aggregate 66 2/3% or more of the Total Commitments

        "Mandatory Cost" means, the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 9 (Mandatory Costs).

        "Margin" means, at any time the rate per annum computed in accordance with the table set out in Schedule 4 (The Margin and Utilisation Fee) provided that:

  (a)
  on any day that ABB has Credit Ratings from S&P and Moody's which are divergent from each other, the applicable rate per annum for such day shall be the average of the rates applicable to the two Credit Ratings;

  (b)
  on any day that only one of S&P or Moody's assigns a Credit Rating to ABB, the applicable rate per annum for such day shall be (he rate per annum for that Credit Rating; and

  (c)
  On any day that neither S&P nor Moody's assigns a Credit Rating to ABB the applicable rate per annum for such day shall be 225 basis points per annum,

        in each case computed in accordance with the table set out in Schedule 4 (The Margin and Utilisation Fee).

        "Material Adverse Effect" means a material adverse effect on:

  (c)
  Nothing has occurred or been omitted from the information provided by any Group Company in relation to the Information Package and no information has been given or withheld that results in the information contained in the Information Package being untrue or misleading in any material respect as at the date of the relevant component of the Information Package.

  (d)
  All written information supplied by a Group Company after the date hereof in connection herewith is considered in good faith by ABB to be true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect as at such date.

19.1 Financial statements

  (a)
  Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

  (b)
  Its Original Financial Statements fairly present in all material respects its financial condition and options (consolidated in the case of ABB and, where applicable, any other Obligor) during the relevant financial year,

  (c)
  Each of the latest audited consolidated financial statements required to be delivered under Clause 20.1(a) fairly presents in all material respects the financial position of the Group as at the date to which they were prepared and for the period then ended.

  (d)
  Each of the latest set of consolidated financial statements required to be delivered under Clause 20.1(b) fairly presents in all material respects the financial condition of the Group as at the date to which they were prepared and for the period then ended.The projections and forecasts contained in the Original Liquidity Plan are fair and based on assumptions considered in good faith by ARB to be reasonable as at the date to which it was drawn up and the Original Liquidity Plan does not omit any information known to ABB which would make such projections and forecasts materially misleading as at the date to which it Was drawn up,

19.12 No Material Adverse Effect

        Since June 2003:

  (a)
  there has been no material adverse change in any of the business, condition (financial or otherwise), operations, performance or properties of the Group (taken as a whole); and

  (b)
  no event or circumstance Or series of events or circumstances whether related or not has occurred which has a Material Adverse Effect,

    will be deemed to have represented and warranted to the Dutch Borrower that on such date it is a PMP.

19.19 Repetition

  (a)
  The representations and warranties in Clause 19.1 (Status) to Clause 19.6 (Governing law and enforcement), 19.9 (No Default), paragraph (d) of Clause 19-10 (No misleading information), paragraphs (0) and (d) of Clause 19.11 (Financial Statements) and Clause 19.13 (Pari passu ranking) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

  (b)
  [Intentionally deleted.]

  (c)
  The representation and warranty y in paragraph (b) of Clause 19.10 (No misleading information) is deemed to be made by ABB on the day each Business Plan is delivered to the Facility Agent pursuant to Clause 20.4 (Business Plan).

20.   INFORMATION UNDERTAKINGS

        The undertakings in this Clause 20 remain in force from the date of this Agreement for 90 long as any amount is outstanding under the Finance; Documents or any Commitment is in force.

20.1 Financial statements

  (a)
  ABB and each other Obligor shall supply to the Facility Agent in sufficient copies for all the Lender, as soon as the same become available, but in any event within 120 days after the end of each of its financial years in the case of ABB and within 150 days in the case of each other Obligor its statutory unconsolidated annual statements for that financial year.

  (b)
  ABB shall supply [(I the Facility Agent in sufficient copies for all the Lenders, as soon as the same become available, but in any event before the date falling 120 days after the end of each of its financial years, its audited consolidated annual statements

  (c)
  ABB shall supply to tile Facility Agent in sufficient copies for all the Lenders, as soon as the same become available, but in any event within 4S days after the end of each quarter of each of its financial years (except the fourth quarter) its consolidated financial statements far that quarter.

20.2 Requirements as to financial statements

  (a)
  Each set of financial statements delivered by an Obligor pursuant to Clause 20.1 (Financial statements) shall be certified without personal liability by a director of the relevant company as fairly representing its financial condition as at the date at which those financial statements were drawn up.

  (b)
  Each set of financial statements delivered pursuant to Clause 20.l (Financial statements) shall be prepared using GAAP.

  (c)
  Each set of financial statements of an Obligor delivered Pursuant to Clause 20.1 (Financial statements) shall be prepared using GAAP, and accounting practices and financial reference periods consistent with those applied in the preparation of the; Original Financial Statements unless, in relation to any set of financial statements, ABB or the relevant Obligor notifies the Facility Agent that there has been a change in GAAP, or its accounting practices or reference periods and the relevant Obligor in consultation with its auditors delivers to the Facility Agent:

  (i)
  a description of any change necessary for those consolidated financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

  (ii)
  in respect of changes affecting the consolidated accounts of the Group, sufficient information, in form and substance as maybe reasonably required by the Facility Agent, to enable the Lenders to determine: whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

    Any reference in this Agreement to those financial statements shall be construed as a reference to those, financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.3 Covenant Compliance Certificate

  (a)
  ABB shall supply to the Facility Agent, with each set of financial statements delivered by ABB pursuant to paragraph (b) or (c) of Clause 20.1 (Financial Statements), a Covenant Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21.2 (Financial Statements) and Clause 21.3 (Restriction on Subsidiary Indebtedness) as at the date as at which those financial statements were drawn up provided that, at any time on and following the Trigger Date, a Covenant Compliance Certificate will only be required to be delivered with each set of financial statements delivered by ABB pursuant to paragraph (b) of Clause 20.1 (Financial Statements) and with each set of financial statements delivered by ABB pursuant to paragraph (c) of Clause 20.1 (Financial Statement) that relate to the end of the second quarter in any financial year).

  (d)
  charges or credits in respect of employee share plans and other employee incentive arrangements (including the "management incentive plan") which are (in each case) in place as at the date hereof;

  (e)
  impairments or write offs relating to marketable securities classified as available for sale and held by group insurance or reinsurance companies; and

  (f)
  gains or losses arising by reasons of disposals (such as the sale of businesses, long term assets, equity investments and including the abandonment/liquidation of businesses) occurring after 30 June 2003.

        "Net Debt" means Total Gross Debt less cash available in group treasury operations

        "Quarter Date" means the last day of each Relevant Period.

        "Relevant Period" means each period of twelve months ending on the last day of ABB's financial year and each period of twelve months ending on the last day of each quarter of ABB's financial year.

        "Total Gross Debt" means the aggregate short-term borrowings and current maturities on long-term borrowings and long-term borrowings in each case as reflected in ABB's consolidated balance sheet as of the 1st day of the Relevant Period plus, the obligation of members of the Group to make cash payments to the Asbestos Trusts plus (without double counting) the aggregate net proceeds of any Securitisation to the extent that the aggregate net proceeds thereof for the Group at any time exceed $650,000,000 (excluding any amount of such cash proceeds that are not freely transferable under applicable law and regulation to the group treasury operations as disclosed in the Covenant Compliance Certificate) on the last day of the Relevant Period excluding the impact of changes in US GAAP or the application thereof effective after 30 June: 2003 and further excluding any changes from 30 June 2003 in the market valuation of derivatives embedded in the $968,000,000 convertible bond issued by a member of the Group and the related amortisation of discount on issuance resulting from the bifurcation of the embedded derivatives in such bond.

        "Total Gross Interest" means, in respect of any Relevant Period, the interest expense for financial liabilities and costs of the securitisation programmes of the Group as reflected in ABB's consolidated income statement (excluding items considered as other finance expense, such as, but not limited to any fees, taxes or commissions, foreign exchange: gains or losses, gains or losses On marketable securities, gains or losses on derivatives, the effects arising from the bifurcation of toe embedded derivatives in respect of the $968,000,000 convertible bond issued by a member of the Group and charges or credits in relation to management incentive plans).

21.2 Financial Condition

        ABB shall ensure that:

  (a)
  The ratio of EBITDA to Total Gross Interest for each Relevant Period ended on each Quarter Date specified below (or, after the Trigger Date, each Relevant

SCHEDULE 11

FORM OF COVENANT COMPLIANCE CERTIFICATE

To: Credit Suisse First Boston as Facility Agent

From: ABB Ltd

Dated:

Dear Sirs

        ABB Ltd $1,000,000,000 Multicurrency Revolving Credit Agreement dated [sp2f] (the "Agreement")

        We refer to the Agreement. This is a Covenant Compliance Certificate delivered with the consolidated accounts of ABB dated [31 March, 30 June, 30 September] [2003] (the "Reference Date"). Terms defined in the Agreement have the same meaning when used in this Covenant Compliance Certificate unless given a different meaning.

        We confirm that:

  (a)
  EBITDA; Total Gross Interest

    In respect of the Relevant Period ending on the Reference Date:

    (i)
    EBITDA was [    ].

    (ii)
    Total Gross Interest was [    ].

    Therefore the ratio of EBITDA to Total Gross Interest in respect of such period was [    ]: [    ] and the covenant contained in paragraph 21.2(a) of Clause 21 (Financial Covenants) [has/has not] been complied with.

  (b)
  Net Debt of the Group

  (i)
  Short-term borrowings of the Group on the Refinance Date were [    ].

  (ii)
  Short-term borrowings of the Group on the Refinance Date were [    ].

  (iii)
  Cash available in group treasury operations was [    •    ].

  (iv)
  Total Gross Debt was [            ].

    Therefore the ratio of Net Debt to EBITDA in respect of such period was [    ]:[    ] and the covenant contained in paragraph 21.2(b) of Clause 21 (Financial Covenants) [has/has not] been complied with.

  (c)
  Consolidated Net Worth
  (i)
  Consolidated Net Worth en the Reference Date was [    ].

    Provided that any acquisition or other transaction that would not be permitted because of the limitation set out in paragraph (8) above may be made if details thereof have been provided to the Lenders and the Majority Lenders have not objected in writing to such acquisition or other transaction within 30 Business Days;

    (ii)
    at any time after the Trigger Date, in circumstances where two authorized signatories of ABB have certified in writing to the Lenders that on a historic basis for the most recent Quarter Date prior to such acquisition or other transaction and looking forward for each Date falling on 30 June and 31 December during the term of the Facility on a pro forma basis, such acquisition or other transaction would not give rise to a breach of Clause 21.2 (Financial Condition);

    (iii)
    to a solvent reorganization not affecting the Obligors or any security contemplated or granted pursuant to the Agreed Form Pledges;

    (iv)
    to JVs entered into by Group Companies provided the formation of such JV is pursuant to the core business of the Group and consistent with the ordinary business practices of me Group as at the date hereof.

22.7 Change of business

        ABB shall procure that no change is made to the business of the Group which would result in the core business of the Group, taken as a whole, being something other than the business of power and automation technology.

22.8 Insurance

        Each Obligor shall (and ABB shall ensure that each Group Company win) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business in the relevant jurisdiction and taking into account the availability of insurance generally.

22.9 [Intentionally deleted]

22.10 Restrictions on making loans and guarantees

  (a)
  ABB shall Dot (and shall ensure that no other Group Company shall) after the date of this Agreement make any loans or grant any credit or other financial accommodation (but excluding for the avoidance of doubt its own bank deposits) to or for the benefit of any person or grant any guarantee or Indemnity in respect of the financial obligations or liabilities of any other person.

  (b)
  Paragraph (a) above does not apply to:

QuickLinks

  Exhibit 4.4
AMENDMENT LETTER
SCHEDULE 1 FINANCIAL INSTITUTIONS
SCHEDULE 2 AMENDMENTS TO THE $1,000,000,000 MULTI-CURRENCY REVOLVING CREDIT AGREEMENT
SCHEDULE 3 EXTRACTS FROM THE AGREEMENT
SCHEDULE 11 FORM OF COVENANT COMPLIANCE CERTIFICATE